UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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USA TECHNOLOGIES, INC.
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USA Technologies Sends Letter to Shareholders
Highlighting Board’s Repeated Attempts to End
Unnecessary and Distracting Proxy Contest Launched
by Activist Investor Hudson Executive Capital (HEC)

Board Rejects HEC’s Demand to Immediately Oust Company Management and Make Millions in Payments to HEC in Midst of the COVID-19 Crisis

March 24, 2020 09:30 AM Eastern Daylight Time

MALVERN, Pa.--(BUSINESS WIRE)--USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today sent a letter to its shareholders in connection with the Company’s upcoming 2020 Annual Meeting of Shareholders, scheduled for April 30, 2020.

Among other things highlighted in the letter, USAT outlined the Board’s repeated attempts to end the unnecessary and distracting proxy contest launched by Hudson Executive Capital, an activist investor. While finding a way to end this proxy contest has been one of USAT’s top priorities, especially in light of the COVID-19 health emergency and economic disruption, USAT is not willing to make changes that would risk significant value destruction. Accordingly, USAT strongly recommends that shareholders vote to support the USAT Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of USAT’s director candidates.

USAT benefits from solid business fundamentals, a clear market strategy and positive long-term industry trends. In addition, USAT continues to take action to reduce costs and enhance compliance. Voting “FOR” all of USAT’s director candidates is very important to keeping USAT on course to manage the COVID-19 crisis and emerging as a stronger company.

The full text of the letter follows:

March 24, 2020

Dear Fellow Shareholder:

It is clear to each of us on the Board of Directors and management team that we need to be 100% focused in the lead up to the Annual Meeting of Shareholders on April 30, 2020, on best positioning USA Technologies to mitigate the effects on our business of the COVID-19 health emergency and economic disruption.

Finding a way to end the unnecessary and distracting proxy contest launched by one of USAT’s shareholders, Hudson Executive Capital LP (“HEC”) has therefore been one of our top priorities.

After several discussions and meetings between Doug Braunstein, HEC’s Founder and Managing Partner, and our Chairman and our Chief Executive Officer, we believed that we had reached an agreement in principle. Under the handshake agreement, HEC would have the right to select four directors out of eight directors, with USA Technologies CEO, Donald W. Layden, Jr., staying in place as a member of the Board and continuing to lead the Company’s business and compliance efforts during this difficult period, while the newly constituted Board commenced a comprehensive search for the best CEO to lead the Company.

In recent days, HEC refused to honor this agreement unless USAT turned effective control of the Board to HEC, forced the current USAT CEO out, and installed an HEC insider as executive chairman with entitlement of $1.0 million for his services. In addition, HEC demanded reimbursement of fees “in the millions” for the service providers, which included four different law firms, that HEC engaged in conducting its disruptive proxy solicitation. HEC also demanded that USAT release it from disgorgement claims and agree to defend HEC from claims that USAT shareholders may bring against HEC. We strongly believe such resolution is simply not in the best interest of USAT and its shareholders.

We therefore urge you to vote the enclosed WHITE proxy card in support of the nomination of the USAT slate of director nominees, which includes Donald W. Layden, Jr., Lisa Baird, Kelly Kay, Robert L. Metzger, Patricia A. Oelrich, Ellen Richey, Sunil Sabharwal, William J. Schoch, Anne Smalling and Ingrid S. Stafford. In total, the USAT slate of nominees will comprise 10 individuals, nine of whom would serve as independent directors, and eight of whom will have been appointed since April 2019.

Even if you previously voted the HEC GOLD card, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card for the refreshed USAT Board who are leading the company through significant challenges during these unsettled times.

We have included HEC nominees Lisa Baird, Ellen Richey and Anne Smalling as part of the Company’s slate of nominees because we recognize that shareholders desire fresh thinking on the Board and because as a Board, we are open to change. To that end, we recently added Kelly Kay and Sunil Sabharwal as independent directors to the Board, both of whom bring highly relevant skills and expertise to USAT, including significant experience in payments and financial technology, and strong backgrounds in compliance, audit and risk management. Additionally, we separated our CEO and Chairman roles, appointing Sunil Sabharwal as the Board’s Non-Executive Chairman.

The Board and management team are pushing forward with our strategic plan to rationalize USAT’s cost structure and improve operating results. USAT benefits from solid business fundamentals, a clear market strategy and positive long-term industry trends. We continue to maintain strong customer retention. As we announced as part of our fiscal year 2020 second quarter results, we again maintained our proud track record of zero customer losses. We expect to further expand our customer base by expanding the applicability of the Seed solution through self-service on-boarding. Customers are now able to take advantage of the first enterprise-wide platform for unattended retail without the hassle of a drawn out on-boarding process.

We are also continuing to take action to reduce costs. We have entered into a new transaction processing agreement, which will result in savings of approximately $3.5 million in the first year, and total cost savings of approximately $22 million projected over the next five years. This new agreement reduces our annualized transaction processing cost from $6.8 million to $3 million. We are rationalizing our distribution channels and eliminating a gateway solutions provider by rerouting transactions through our own gateway, better managing our equipment supply chain and have negotiated new agreements with professional service providers. In addition to these larger scale efforts, we also continue to rationalize our operating cost by closing offices and eliminating consultants and other nonessential expenses.

Your vote is very important to keeping the Company on course to manage the COVID-19 crisis and emerging as a stronger company. We encourage you to protect the value of your investment in USAT and vote “FOR” ALL of the Company’s director candidates listed on the enclosed WHITE proxy card.

YOUR VOTE IS IMPORTANT – HELP ENSURE USAT’S CONTINUED PROGRESS AND MOMENTUM

As HEC made clear in rejecting USAT’s latest settlement offer, and demanding millions of dollars, HEC will settle for nothing less than cash and control of the Company.

We are open-minded and we have proactively added three of HEC’s nominees to the USAT slate. However, we believe HEC’s demands for money and attempt to take control of the Board and management team represents a significant risk to the Company and is not in the best interests of all shareholders.

While USA Technologies would prefer to avoid a costly proxy fight, we are not willing to make changes that would risk significant value destruction, such as replacing the entire board with individuals who are not familiar with the Company and who do not have existing relationships with our customers.

Therefore, your vote is very important. We encourage you to protect the value of your investment in USAT and vote “FOR” ALL of the Company’s director candidates listed on the enclosed WHITE proxy card.

We appreciate your support.

Sincerely,

Don Layden
President and Chief Executive Officer

IMPORTANT—PROTECT THE VALUE OF YOUR INVESTMENT!

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE USING THE WHITE PROXY CARD.

WE URGE YOU NOT TO VOTE USING ANY GOLD PROXY CARD YOU MAY HAVE RECEIVED FROM HUDSON EXECUTIVE CAPITAL.

If you have questions or require assistance voting your shares, please call the firm assisting us on this matter:

OKAPI PARTNERS

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (877) 566-1922 (Toll-Free)
Email: info@okapipartners.com

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Important Additional Information

On March 24, 2020, USA Technologies, Inc. (“USAT”) filed its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2020 annual meeting of shareholders (the “Proxy Statement”). Shareholders are strongly advised to read the Proxy Statement (including any amendments or supplements thereto) because it contains important information. Shareholders will be able to obtain copies of such documents filed by USAT with the SEC in connection with its 2020 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

USAT, its directors, nominees, and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with USAT’s 2020 annual meeting of shareholders. Shareholders may obtain information regarding USAT’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2020 annual meeting of shareholders, including their respective interests by security holdings or otherwise, in the Proxy Statement. Such document may be obtained free of charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to USAT or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of USAT’s management, as well as assumptions made by and information currently available to USAT’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the incurrence by USAT of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the uncertainties associated with COVID-19, including its possible effects on USAT’s operations and the demand for USAT’s products and services; uncertainties resulting from, among other things, quarantines of employees, customers, consumers, and suppliers, travel restrictions, reduced consumer spending, and closures of customer locations, manufacturing facilities, warehouses and logistics supply chains, associated with COVID-19; USAT’s ability to efficiently and flexibly manage its business amid uncertainties related to COVID-19; uncertainty around the duration of the COVID-19 virus’ impact; whether USAT would realize all or a substantial portion of the anticipated cost savings resulting from the new transaction processing agreement due to unusual or unanticipated causes or events or otherwise; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT’s customers continue to utilize USAT’s transaction processing, route scheduling, inventory management, and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days’ notice; the risk associated with the currently pending litigation or possible regulatory action arising from the internal investigation and its findings, from the failure to timely file USAT’s periodic reports with the Securities and Exchange Commission, from the restatement of the affected financial statements, from allegations related to the registration statement for the follow-on public offering, or from potential litigation or other claims arising from the shareholder demands for derivative actions; whether the listing application for USAT’s securities which has been filed by USAT with The Nasdaq Stock Market LLC will be granted or granted in a timely manner; or whether USAT’s existing or anticipated customers purchase, rent or utilize ePort or Seed devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Contacts
Investors:
Monica Gould
The Blueshirt Group
Tel: +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese
The Blueshirt Group
Tel: +1 212-331-8417
lindsay@blueshirtgroup.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449